Contacts:

Ligand Pharmaceuticals Incorporated                LHA
Todd Pettingill                            Bruce Voss
investors@ligand.com                         bvoss@lhai.com
(858) 550-7500                            (310) 691-7100

Matthew Korenberg to Join Ligand Pharmaceuticals as Chief Financial Officer

SAN DIEGO (August 4, 2015) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) announces the appointment of Matthew Korenberg as Vice President, Finance and Chief Financial Officer. Mr. Korenberg is expected to join Ligand’s management team on August 6th.

Mr. Korenberg joins Ligand from NeuroCircuit Therapeutics, a developer of drugs to treat genetic disorders affecting the brain including Down syndrome, where he was founder and Chief Executive Officer. Prior to NeuroCircuit Therapeutics, Mr. Korenberg was with Goldman, Sachs & Co. for 14 years in the firm’s New York, London and San Francisco offices. Most recently he was a Managing Director in the healthcare investment banking team, where he advised and financed companies in the biotechnology and pharmaceutical industries. Prior to Goldman Sachs, Mr. Korenberg was a healthcare investment banker at Dillon, Read & Co. Inc. During his time in banking, Mr. Korenberg advised on more than 50 deals representing more than $30 billion of M&A and licensing transactions and raising more than $10 billion in capital. Mr. Korenberg has a BBA in finance and accounting from the University of Michigan.

“I have known and worked with Matt for over a decade as a banker at Goldman Sachs including on numerous M&A advisory and licensing assignments for Ligand, and we are delighted to have him join our team. His knowledge of the industry in general and our business model in particular make him ideally positioned to step in as a senior leader of Ligand,” said John Higgins, Chief Executive Officer of Ligand. “Ligand has entered a phase of sustained growth and profitability, and Matt’s financial acumen, capital markets expertise and leadership skills will be valuable as we continue our growth trajectory. Matt joins as the head of a highly capable accounting team led by Melanie Herman, who served as interim CFO while we conducted our search. I want to thank Melanie for her continued excellent work and service to Ligand.”

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company with a business model focused on developing or acquiring royalty generating assets and coupling them with a lean corporate cost structure. Ligand’s goal is to produce a bottom line that supports a sustainably profitable business. By diversifying the portfolio of assets across numerous technology types, therapeutic areas, drug targets and industry partners, we offer investors an opportunity to invest in the increasingly complicated and unpredictable pharmaceutical industry. In comparison to its peers, we believe Ligand has assembled one of the largest and most diversified asset portfolios in the industry with the potential to generate revenue in the future. These therapies seek to address the unmet medical needs of patients for a broad spectrum of diseases including thrombocytopenia, multiple myeloma, hepatitis, ventricular fibrillation, muscle wasting, Alzheimer’s disease, dyslipidemia, diabetes, anemia, asthma, focal segmental glomerulosclerosis ("FSGS), menopausal symptoms and osteoporosis. Ligand’s Captisol® platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand has established multiple alliances with the world's leading pharmaceutical companies including Novartis, Amgen, Merck, Pfizer, Baxter International and Eli Lilly.

Follow Ligand on Twitter @Ligand_LGND.

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